UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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The New Ireland Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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May 26, 2022

DEAR STOCKHOLDER,

We are approximately two weeks away from the Annual Meeting of Stockholders of The New Ireland Fund, Inc. (“IRL” or “Fund”) scheduled to be held on June 14, 2022. I have explained in previous communications that your Fund is under attack by a hedge fund activist who is attempting to replace David Dempsey, Chairman of the Board of Directors of IRL with one of its employees.

It is critical that you show strong support for the Board’s nominee by voting “FOR” him TODAY. You can vote by signing, dating and mailing the WHITE proxy card previously sent to you in the postage paid return envelope or via internet or telephone by following instructions on the proxy card or in the email sent to you. The dissident has sent you a gold proxy card. Please do not sign or send back the gold card.

I have been direct regarding the history of the dissident hedge fund activist, Saba Capital Management L.P. (“Saba”). They do not have a long-term strategy like you and IRL. They generally purchase shares in a closed end fund with the short-term goal to disrupt the Board and management in an attempt to cash in on their investment as soon as possible.

Most importantly the IRL Board is working for ALL shareholders. The Board’s Chairman and nominee, David Dempsey, has significant experience, and the entire Board, led by Mr. Dempsey has guided the Fund through both BREXIT and COVID challenges, with the Fund performing well throughout such challenges. Your Board, led by Mr. Dempsey, has experience and knowledge of the Irish market and continues to focus on delivering value in the future.

Please don’t allow a dissident nominee with selfish short-term motives to be elected to your Board. Please send a strong message by voting using the WHITE proxy card TODAY.

You may receive a phone call from our proxy solicitor Di Costa Partners (“DCP”) to assist in the voting process and to answer any questions you may have regarding the stockholder meeting. Or you can call DCP at 1 (888) 231-1287.

SINCERELY,

DERVAL MURRAY
TREASURER & SECRETARY

IRL-LTR#5-2022